Exhibit 99.1

Upstart Announces Proposed Private Offering of $500,000,000 of Convertible Senior Notes Due 2032

August 11, 2025

SAN MATEO, Calif.—(BUSINESS WIRE)—August 11, 2025— Upstart Holdings, Inc. (NASDAQ: UPST) today announced its intention to offer, subject to market conditions and other factors, $500,000,000 aggregate principal amount of Convertible Senior Notes due 2032 (the “notes”) in a private offering (the “offering”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Upstart also expects to grant the initial purchasers of the notes an option to purchase, within a 13-day period beginning on, and including, the date the notes are first issued, up to an additional $75,000,000 aggregate principal amount of the notes.

The notes will be senior, unsecured obligations of Upstart, and will bear interest payable semi-annually in arrears. The notes will mature on February 15, 2032, unless earlier converted, repurchased or redeemed. The notes will be convertible into cash, shares of Upstart’s common stock, or a combination thereof, at Upstart’s election. The interest rate, initial conversion rate, and other terms of the notes will be determined at the time of pricing of the offering.

Upstart intends to use a portion of the net proceeds from the offering to pay the cost of the capped call transactions described below. Upstart also may use a portion of the net proceeds from the offering to repurchase for cash a portion of its outstanding 0.25% Convertible Senior Notes due 2026 (the “2026 Notes”). Upstart intends to use the remainder of the net proceeds from the offering for general corporate purposes, which may include the repayment or the retirement of existing debt, including the repurchase or retirement of the 2026 Notes in the future.

In connection with the pricing of the notes, Upstart expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of common stock underlying the notes sold in the offering. The capped call transactions are expected generally to reduce the potential dilution to Upstart’s common stock upon any conversion of notes and/or offset any cash payments Upstart is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap. If the initial purchasers exercise their option to purchase additional notes, Upstart expects to use a portion of the net proceeds from the sale of such additional notes to enter into additional capped call transactions with the option counterparties.

Upstart has been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to purchase shares of Upstart’s common stock and/or enter into various derivative transactions with respect to Upstart’s common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Upstart’s common stock or the notes at that time. In addition, Upstart has been advised that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Upstart’s common stock and/or purchasing or selling shares of Upstart’s common stock or other securities of Upstart in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during the observation period related to a conversion of the notes, in connection with any fundamental change repurchase or redemption of the notes and, to the extent Upstart unwinds a corresponding portion of the capped call transactions, following any other repurchase of the notes). This activity could also cause or prevent an increase or decrease in the market price of Upstart’s common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs following a conversion or during any observation period related to a conversion of the notes, it could affect the number of shares and value of the consideration that noteholders will receive upon conversion of the notes.

To the extent that Upstart repurchases any 2026 Notes, Upstart expects that holders that sell their 2026 Notes to Upstart may enter into or unwind various derivatives with respect to Upstart’s common stock and/or purchase shares of Upstart’s common stock concurrently with or shortly after the pricing of the notes. In particular, Upstart expects that many holders of the 2026 Notes employ a convertible arbitrage strategy with respect to the 2026 Notes and have a short position with respect to Upstart’s common stock that they would close out through purchases of Upstart’s common stock and/or the unwinding of various derivatives with respect to Upstart’s common stock, as the case may be, in connection with Upstart’s repurchase of the 2026 Notes, if any. This activity could increase (or reduce the size of any decrease in) the market price of Upstart’s common stock, which may also affect the trading price of the notes at that time and could result in a higher effective conversion price for the notes. The initial conversion price for the notes will be determined based on the last reported sale price of Upstart’s common stock per share on the Nasdaq Global Select Market on the day of pricing of the offering. Upstart cannot predict the magnitude of such market activity or the overall effect it will have on the price of the notes or Upstart’s common stock. This press release is not an offer to repurchase the 2026 Notes.

In connection with the issuance of its 2026 Notes, Upstart entered into capped call transactions (the “2026 capped call transactions”) with certain financial institutions including certain of the initial purchasers or their affiliates (the “2026 capped call counterparties”). If Upstart repurchases any 2026 Notes, Upstart expects to enter into privately negotiated agreements with the 2026 capped call counterparties concurrently with the pricing of the notes to terminate a portion of the 2026 capped call transactions corresponding to any principal amount of the 2026 Notes repurchased. In connection with any partial termination of the 2026 capped call transactions, Upstart expects the 2026 capped call counterparties or their respective affiliates to sell shares of Upstart’s common stock and/or unwind various derivatives with respect to Upstart’s common stock to unwind their hedge in connection with the terminated portion of the 2026 capped call transactions. Such activity could decrease, or reduce the size of any increase in, the market price of Upstart’s common stock at that time and could decrease, or reduce the size of any increase in, the market value of the notes at that time.

The notes will only be offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act by means of a private offering memorandum. Neither the notes nor the shares of Upstart’s common stock potentially issuable upon conversion of the notes, if any, have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Investors

ir@upstart.com

Press

press@upstart.com